UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    November 22, 2005

Commission File No. 1-14778

DOR BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

DELAWARE		41-1505029
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

1691 Michigan Ave., Suite 435 Miami, FL		33139
(Address of principal executive offices)		(Zip Code)
(305) 534-3383
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on October 26, 2005, the Company received notice from the American Stock Exchange ("Amex") staff indicating that the Company no longer complies with Amex's continued listing standards because the Company had shareholders' equity of less than $6.0 million and losses from continuing operations and/or net losses in its five most recent fiscal years, as set forth in Section 1003(a)(iii) of the Company Guide, and that Amex intends to proceed with removal of the Company's common stock from listing and registration on Amex. The Company appealed this determination and a hearing before a committee of Amex has been scheduled for December 2, 2005.

On November 22, 2005, the Company received a second notice from Amex that the Company was not in compliance with Section 1003(a)(ii) of the Company Guide, which is an alternative listing requirement to Section 1003(a)(iii). In the November 22, 2005 correspondence, the staff of Amex indicated that the Company had shareholders' equity of less than $4.0 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years that Amex intends to consider this deficiency at the Company's hearing on December 2, 2005. The Company will not have the opportunity to comply with the lower equity standard due to not meeting the losses from continuing operations and/or net losses in three of its four most recent fiscal years. Accordingly, in order for the Company to regain compliance with Amex listing standards, it must achieve $6.0 million in shareholders’ equity.

There can be no assurance that the Company's request for continued listing will be granted.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No. Title

99.1  Press Release issued by the Company dated November 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                DOR BIOPHARMA, INC.
                            By: /s/ Michael T. Sember
                Name: Michael T. Sember
                                Title: President and Chief Executive Officer

Dated: November 22, 2005

Exhibit Index

Exhibit
Number  Description of Exhibits

99.1   Press Release of Registrant dated November 29, 2005